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                                                                    EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to use in this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-42638) of NRG Northeast Generating LLC of our report dated March 17, 2000 relating to the financial statements of NRG Northeast Generating LLC, which appear in such Registration Statement. We also consent to the use in this Registration Statement on Form S-4 of our reports dated July 14, 2000 relating to the financial statements of Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC and Arthur Kill Power LLC, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
October 23, 2000